EXHIBIT 10.21

SUBLEASE

THIS SUBLEASE (“Sublease”), dated April 12, 2000, for reference purposes only, is entered into by and between SIDNEY KIMMEL CANCER CENTER, a California non-profit corporation (“Sublessor”) and GENSTAR THERAPEUTICS, a Delaware corporation qualified to do business in California as UROGEN (“Sublessee”).

RECITALS

A.    Pursuant to that certain Master Lease Agreement dated December 18, 1998, as amended by that certain First Amendment executed June 8, 1999 and letter agreement dated March 2, 2000 (collectively, the “Master Lease”), a copy of which is attached hereto as Exhibit A, Altman Investment Company, LLC, a California limited liability company (“Master Lessor”) leased to Sublessor a certain two-story steel framed building containing approximately 50,943 rentable square feet on Lot 3 of Map No. 12990, located at Altman Row, San Diego, California (the “Building”). Capitalized terms not otherwise defined herein shall have the same meanings as provided in the Master Lease.

B.    Sublessor desires to sublease to Sublessee, and Sublessee desires to sublease from Sublessor a portion of the Building (the “Sublet Space”) upon the terms and conditions provided for herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, Sublessor and Sublessee covenant and agree as follows:

AGREEMENT

1.    Premises. On and subject to the terms and conditions below, Sublessor hereby leases to Sublessee, and Sublessee hereby leases from Sublessor, the Sublet Space consisting of approximately 21,735 rentable square feet of space, located on the second floor of the Building, as depicted in Exhibit B attached hereto. Sublessor hereby agrees to undertake Tenant Improvements on the Sublet Space prior to the Commencement Date (to be defined below) of this Sublease, such that on the Commencement Date, Sublessee shall take the Sublet Space completely built-out.

2.    Term. This Sublease shall be effective upon the earlier of: (a) the date on which Landlord’s Work for the shell Building and the Tenant Improvements are Substantially Completed, provided that Sublessee has not unreasonably caused any delay in the construction dates, or (b) the date upon which Sublessee occupies all or any portion of the Sublet Space for business operations (as distinguished from occupying the Sublet Space for purposes of installing equipment or Tenant Improvements) (the earliest of such dates, the “Commencement Date”), and shall expire sixty (60) months thereafter, unless sooner terminated pursuant to any provision hereof (the “Termination Date”). Notwithstanding the foregoing, in the event Landlord’s Work for the shell Building or the Tenant Improvements are not Substantially Completed by September 1, 2000 due to delays caused by Sublessee, the Commencement Date shall be deemed to be September 1, 2000. On or about the Commencement Date, Sublessor shall deliver to

Sublessee a Commencement Notice (herein so called) in the form attached hereto as Exhibit C, confirming the Commencement Date and Sublessee’s acceptance of the Sublet Space and the Termination Date.

3.    Sublease Subject to Master Lease.

3.1 Inclusions. It is expressly understood, acknowledged and agreed by Sublessee that this Sublease shall incorporate by reference the terms, conditions and covenants of the Master Lease, modified in appropriate circumstances so as to make such Articles, and any Sections contained therein, applicable only to the subleasing hereunder by Sublessor of the particular Sublet Space covered hereby. Each reference in the Master Lease to “Lease,” “Landlord” and “Tenant” shall be deemed to refer to this Sublease, Sublessor and Sublessee, respectively, and, along with all of the provisions set forth in this Sublease, shall be the complete terms and conditions hereof. Upon the breach of any of said terms, conditions or covenants of the Master Lease by Sublessee or upon the failure of Sublessee to pay Rent (to be defined below) or comply with any of the provisions of this Sublease, Sublessor may exercise any and all rights and remedies granted to Master Lessor by the Master Lease.

3.2  Effect. The terms of the Master Lease shall prevail except as otherwise provided in this Sublease. It is further understood and agreed that Sublessor has no duty or obligation to Sublessee under the Articles and Sections of the Master Lease other then to maintain the Master Lease in full force and effect during the term of this Sublease. Notwithstanding the foregoing, Sublessor shall not be liable to Sublessee for any earlier termination of the Master Lease that is not due to the gross negligence or willful misconduct of Sublessor. Sublessee hereby acknowledges that is has read and is familiar with all the terms of the Master Lease, and agrees that this Sublease is subordinate and subject to the Master Lease and that any termination thereof without the gross negligence or willful misconduct of Sublessor shall likewise terminate this Sublease.

4.    Possession. If for any reason Sublessor cannot deliver possession of the Sublet Space to Sublessee on the Commencement Date, Sublessor shall not be subject to any liability therefor, nor shall such failure affect the validity of this Sublease or the obligations of Sublessee hereunder or extend the term hereof, provided that no rent shall be due hereunder until possession of the Sublet Space has been delivered to Sublessee, which shall occur either on (a) the date on which Landlord’s Work for the shell Building and the Tenant Improvements are Substantially Completed, unless Landlord’s Work for the shell Building or the Tenant Improvements are not Substantially Completed by September 1, 2000 due to delays caused by Sublessee, in which event the Commencement Date shall be deemed to be September 1, 2000, or (b) the date upon which Sublessee occupies all or any portion of the Sublet Space for business operations (as distinguished from occupying the Sublet Space for purposes of installing equipment or Tenant Improvements).

5.    Rent.

5.1 General. Rent (herein so called) shall mean the aggregate of (i) Base Rent (to be defined below) during the Term of this Sublease, (ii) Tenant Improvement Rent as provided in Section 6.3, (iii) Sublessee’s pro rata share of Operating Expenses, and

(iv) Sublessee’s pro rata share of any other sums payable by Sublessor (as Tenant) under the Master Lease. Sublessee’s pro rata share shall be 43.67%, representing a fraction, the denominator of which is the rentable square footage of the Building and the numerator of which is the rentable square footage of the Sublet Space.

5.2 Base Rent. Base Rent shall be payable as follows:

On the Commencement Date, the sum of FIFTY FIVE THOUSAND FOUR HUNDRED TWENTY FOUR 25/100 DOLLARS ($55,424.25) (calculated as the product of $2.55 per rentable square foot per month and the total rentable square footage of the Sublet Space, shall be due, and a like sum due on the first day of each month thereafter, through and including the month prior to the first anniversary of the Commencement Date.

On the first anniversary of the Commencement Date, the sum FIFTY SEVEN THOUSAND EIGHTY SIX 98/100 DOLLARS ($57,086.98) shall be due, and the like sum due on the first day of each month thereafter, through and including the month prior to the second anniversary of the Commencement Date.

On the second anniversary of the Commencement Date, the sum of FIFTY EIGHT THOUSAND SEVEN HUNDRED NINETY NINE 59/100 DOLLARS ($58,799.59) shall be due, and the like sum due on the first day of each month thereafter, through and including the month prior to the third anniversary of the Commencement Date.

On the third anniversary of the Commencement Date, the sum of SIXTY THOUSAND FIVE HUNDRED SIXTY THREE 57/100 DOLLARS ($60,563.57) shall be due, and the like sum on the first day of each month thereafter, through and including the month prior to the fourth anniversary of the Commencement Date.

On the fourth anniversary of the Commencement Date, the sum of SIXTY TWO THOUSAND THREE HUNDRED EIGHTY 48/100 DOLLARS ($62,380.48) shall be due, and the like sum on the first day of each month thereafter, through and including the month prior to the fifth anniversary of the Commencement Date.

5.3 Commencement. If the Commencement Date does not fall on the first day of a calendar month, Rent for the first month shall be prorated on a daily basis based upon a calendar month. Likewise, if the Termination Date does not fall on the last day of a calendar month, Rent for the final month shall be prorated on a daily basis based upon a calendar month. Rent shall be payable to Sublessor in lawful money of the United States, in advance, without prior notice, demand, or offset, on or before the first day of each calendar month during the term hereof. All Rent shall be paid to Sublessor at the address specified for notices to Sublessor in Section 10 hereof.

6.    Tenant Improvements.

6.1 Construction of Tenant Improvements. Sublessor agrees and covenants to commence and prosecute diligently, at Sublessor’s sole cost and expense except as provided in Section 6.3 below, the construction of Tenant Improvements in compliance with the plans and specifications more particularly described in the Existing Plans (herein so called), a copy of which is attached hereto as Exhibit D. Notwithstanding the foregoing, Sublessor shall not commence construction of any Tenant Improvements without the prior written confirmation of Master Lessor’s and Sublessee’s approval of the Existing Plans, which confirmation shall not be unreasonably withheld or delayed. Further, any and all construction managers, contractors and subcontractors hired by Sublessor to undertake the construction of Tenant Improvements shall be sufficiently experienced and qualified and subject to the prior approval of both Master Lessor and Sublessee, which approval shall not be unreasonably withheld or delayed. Any modifications made pursuant to Section 6.2 below shall be made at Sublessee’s sole cost and expense except as provided in Section 6.3 below.

6.2 Modifications; Change in Cost. In the event Sublessee desires to make any modifications to the Existing Plans, Sublessee shall, at Sublessee’s sole cost and expense, engage a licensed architect and engineer to prepare detailed, drawings, plans and specifications for the Sublet Space and shall submit such drawings, plans and specifications to Master Lessor and Sublessor for approval, which approval shall not be unreasonably withheld or delayed. Sublessee hereby agrees to any cost increase or decrease due to such modifications to the Existing Plans.

6.3 Sublessee’s Allowance. Prior to the Commencement Date and immediately upon the commencement of Tenant Improvements on the Sublet Space pursuant to the provisions of Section 1 hereof, Sublessor shall grant to Sublessee a lump sum allowance equal to $200,000 (the “Sublessee’s Allowance”) to be used towards the cost of any modifications made by Sublessee pursuant to Section 6.2 above. The Sublessee’s Allowance shall be repaid by Sublessee, with interest thereon at a per annum rate of ten percent (10%) over the initial Term of this Sublease, as Tenant Improvement Rent (herein so called), in fully amortized equal monthly installments payable over the initial Term. Notwithstanding the foregoing, costs of Tenant Improvements in excess of the Sublessee’s Allowance provided in this Section shall be borne by and remain the sole responsibility of Sublessee.

7.    Early Possession. If Sublessee totally or partially occupies the Sublet Space prior to the Commencement Date for purposes of installing equipment or Tenant Improvements, the obligation to pay Base Rent and Tenant Improvement Rent under Section 5.1 of this Sublease shall be abated for the period of such early possession. All other terms of this Sublease shall, however, be in effect during such period.

8.    Security Deposit. In addition to the Rent, Sublessee shall provide to Sublessor prior to the Commencement Date a letter of credit in the amount of $425,000 as security for this Sublease. Upon the second anniversary of the Commencement Date and provided that Sublessee has not ever been in default under any material terms and conditions of this Sublease and the Master Lease, the letter of credit shall be reduced by fifty percent (50%) (calculated as $212,500). Upon the expiration of the initial Term, provided that Sublessee timely exercises the renewal option and is in good financial condition as reasonably determined by Sublessor, (i) the letter of credit will be eliminated and (ii) Sublessee shall provide a security deposit in an amount equal to Base Rent payable for the last month of the Renewal Term.

9.    Parking. Sublessee shall, at no additional cost, have the non-exclusive use of fifty (50) parking spaces permitted to be used by Sublessor pursuant to the Master Lease, of which two (2) parking spaces shall be reserved garage spaces.

10.    Indemnity. Sublessee shall indemnify, defend, protect, and hold Sublessor harmless from and against all actions, claims, demands, costs, liabilities, losses, reasonable attorneys’ fees, damages, penalties, and expenses (collectively “Claims”) which may be brought or made against Sublessor or which Sublessor may pay or incur to the extent caused by (i) a breach of this Sublease by Sublessee, (ii) any violation of law by Sublessee or its employees, agents, contractors or invitees (“Agents”) relating to the use or occupancy of the Subleased Premises, or (iii) the gross negligence or willful misconduct of Sublessee or its Agents.

11.    Notices. Any notice required or permitted to be given under this Sublease shall be in writing and sent by United States mail, registered or certified mail, postage prepaid, return receipt requested, or transmitted by facsimile with a hard copy sent within one (1) business day by United States mail, and in all cases addressed as follows:

To Sublessor at:	Sidney Kimmel Cancer Center
10835 Altman Row
San Diego, CA 92121
Attn: Stuart Goldstein

To Sublessee at:	GenStar Therapeutics
10835 Altman Row, Suite 150
San Diego, CA 92121
Attn: Robert E. Sobol, M.D.

12.    Brokers. Each party hereto represents and warrants that it has dealt with no broker, except David W. Odmark on behalf of Sublessor and at Sublessor’s sole cost and expense, in connection with this Sublease and the transactions contemplated herein. Each party shall indemnify, protect, defend and hold the other party harmless from all costs and expenses (including reasonable attorneys’ fees) arising from or relating to a breach of the foregoing representation and warranty.

13.    Default. In addition to defaults contained in the Master Lease (which are incorporated herein by reference), failure of Sublessee to make any payment of Rent when due hereunder shall constitute an event of default hereunder.

14.    Early Termination of Sublease. If, without the gross negligence or willful misconduct of Sublessor, the Master Lease should terminate prior to the expiration of this Sublease, Sublessor shall have no liability to Sublessee on account of such termination. To the extent that the Master Lease grants, or Master Lessor subsequently grants, Sublessor any discretionary right to terminate the Master Lease, whether due to casualty, condemnation, or otherwise, Sublessor shall be entitled to exercise or not exercise such right in its complete and absolute discretion.

15.    Subletting. Sublessee may sublease all or any portion of the Sublet Space, provided, however, (a) Sublessor shall have a right of first refusal to sublease the Sublet Space to the subtenant on the terms and conditions proposed by Sublessee, (b) Sublessee obtains Sublessor’s prior written approval, which approval shall not be unreasonably withheld or delayed, (c) the term of any sublease shall not extend beyond the Term of this Sublease, (d) any and all subleases shall be expressly made subject to all of the terms, covenants, and conditions, of the Master Lease and this Sublease, and (e) any subtenant shall be required to attorn to Sublessor in the event of Sublessee’s default under this Sublease.

16.    Option to Extend.

16.1 Extension Option. Sublessee may at its option extend the Term of this Sublease for one (1) period of five (5) years (the “Renewal Term”). The Renewal Term shall be upon the same terms and conditions contained in this Sublease, except for the payment of Rent during the Renewal Term, and any reference in this Sublease to the “Term” of the Sublease shall be deemed to include the Renewal Term and apply thereto, unless it is expressly provided otherwise. Sublessee shall have no additional extension options. Notwithstanding the foregoing, any consolidation, merger or reorganization of Sublessee resulting in the transfer or assignment of any stock or interest in Sublessee totaling in the aggregate of more than forty-nine percent (49%) shall result in the automatic and immediate forfeiture of Sublessee’s extension option.

16.2 Base Rent. Base Rent during each month of the Renewal Term shall be the Market Rate for the Sublet Space for a term commencing on the first day of the Renewal Term, but in no event less than Base Rent payable during the last month of the initial Term.

16.3 Exercise. To exercise the extension option, Sublessee must deliver a binding notice to Sublessor not less than six (6) months prior to the expiration of the initial Term.

17.    Master Lessor Consent. This Sublease is subject to the condition precedent of Sublessor obtaining Master Lessor’s consent as required by Section N of the Master Lease, which consent shall be evidenced by Master Lessor’s execution of this Sublease as set forth below.

18.    Counterparts. This Sublease may be signed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this Sublease as of the date first written above.

SUBLESSOR

SIDNEY KIMMEL CANCER CENTER,
a California corporation

By:	/s/ [ILLEGIBLE]
Its:	Vice President

SUBLESSEE

GENSTAR THERAPEUTICS,
a Delaware corporation

By:	/s/ ROBERT E. SOBOL
Its:	President & CEO

Master Lessor hereby consents to the subleasing of the Sublet Space by Sublessor to Sublessee on the terms and conditions set forth in this Sublease.

MASTER LESSOR:

ALTMAN INVESTMENT COMPANY, LLC,
a California limited liability company

By:
Its: